Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 21, 2005, relating to the financial statements of Maidenform Brands, Inc., which appear in Amendment No. 5 to the Registration Statement on Form S-1 of Maidenform Brands, Inc., filed with the Securities and Exchange Commission on July 21, 2005.  We also consent to the incorporation by reference of our report dated April 21, 2005 relating to the financial statement schedule, which appears in such Registration Statement on Form S-1.

/s/ PricewaterhouseCoopers LLP
New York, New York
July 21, 2005